Exhibit 99.6

250 VESEY STREET • NEW YORK, NEW YORK 10281.1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

DIRECT NUMBER: (212) 326-3830

SGREENBERG@JONESDAY.COM

JP017768:thb	April 2, 2018

VIA ELECTRONIC MAIL

Michael S. Stamer

Akin Gump

One Bryant Park

New York, NY 10036

Email: mstamer@akingump.com

Re: Rex Energy Corporation

Dear Mike:

I write in response to your letter of March 29, 2018 to the members of the Board of Directors of Rex Energy Corporation (the “Company”).1 We circulated that letter to the Board and discussed it with them. In that letter, you ask that the Board authorize payment of the interest due April 2, 2018 (the “Interest Payment”) on the Notes. As we have previously advised you, and as you are well aware from forecasts the Company has shared with you and your clients, the Company simply does not have the liquidity to make the Interest Payment and continue to operate its business. The Company therefore cannot make the Interest Payment even if it agreed with each of the points set forth in your letter which, as set forth below, it does not.

You argue that the Company should make the Interest Payment and not enter into a forbearance agreement with the Administrative Agent for four reasons. First, you assert that the defaults alleged by the Administrative Agent have been adequately cured and that the Company should disregard any threats by the Administrative Agent to take actions based on such Alleged Defaults. While the Company reserves all rights to argue that it has substantially cured the Alleged Defaults, the Administrative Agent and Credit Agreement Lenders disagree and have made clear that they intend to take enforcement actions based on those Defaults and will refuse to honor any draw requests under the Credit Agreement. The Company therefore cannot “disregard” the Administrative Agent’s stated intentions as you suggest.

Second, you contend that the Company’s failure to make the Interest Payment “would potentially cause more economic harm” to the Company than making the payment because the Administrative Agent would then have the right to accelerate the loans due under the Credit Agreement and seek a make-whole payment that it alleges would be in excess of $50 million.

[1]	Capitalized terms not otherwise defined have the meanings set forth in your letter.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

• DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADHSAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

April 2, 2018

The Administrative Agent, however, currently takes the position that it has the power to accelerate the loans and recover the make-whole payment because of the Alleged Defaults. At a minimum, the Company faces litigation with the Administrative Agent over enforcement actions and a refusal by the Administrative Agent to permit draws under the Credit Agreement. In short, the Company faces substantial economic harm whether it makes the Interest Payment or not. Making the Interest Payment would, however, certainly deprive the Company of the liquidity needed to operate its business.

Third, you argue that failure to make the Interest Payment could cause the Company to enter into a “value-destructive forbearance agreement.” The forbearance agreement the Company is currently negotiating is not tied to DIP financing terms and therefore does not present the value destruction risks you identify. Furthermore, the Lenders have agreed to forego any consent or other fee in connection with the current form of forbearance agreement. In addition, as set forth above, the Company believes that the Administrative Agent will, contrary to your assertions, take enforcement actions and continue to refuse to fund draws under the Credit Agreement.

Finally, you say that failure to make the Interest Payment will certainly lead to a “value-destructive bankruptcy filing.” To the contrary, the Company believes that making the Interest Payment, which will deprive it of the funds needed to operate the business, is the course that would ensure a nearly immediate free fall bankruptcy filing. Management, the Board of Directors and their team of advisors have been diligently pursuing a restructuring transaction that will maximize value for the Company’s stakeholders. Consistent with these efforts, a thorough and deliberate decision has been made based on our liquidity forecasts to not make the Interest Payment and enter into the grace period to attempt to achieve a negotiated agreement among the secured creditors that will substantially delever the Company’s balance sheet and restore its long term economic health. We have been working with all the Company’s lenders to achieve this goal for the last several months. In the circumstances, a forbearance agreement with the Administrative Agent is essential to give the Company an opportunity to work with its lenders to negotiate such a restructuring.

In sum, the Company simply cannot make the Interest Payment and continue operations. The Company’s only realistic course to achieve a comprehensive restructuring is to not make the Interest Payment and work with all parties, including the Holders, on a comprehensive restructuring. The Company recognizes and appreciates the constructive role the Holders have played in the Company’s restructuring efforts. We look forward to continuing to work with the Holders to achieve such a restructuring in the near term.

April 2, 2018

Very truly yours,

/s/ Scott J. Greenberg

Scott J. Greenberg

cc:	Board of Directors (via e-mail)